MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA ANNOUNCES FOURTH QUARTER AND CALENDAR YEAR 2005 RESULTS

Memphis, TN: February 2, 2006. Mid-America Apartment Communities, Inc. (NYSE: MAA) (the “Company”) reported net income available for common shareholders for the year ended December 31, 2005 of $5,415,000, or $0.25 per common share, as compared to $10,373,000, or $0.50 per common share for the year ended December 31, 2004. Results for 2005 include $5,481,000 related to gains on sales, insurance settlement proceeds, and a joint venture promote fee; results for 2004 include $12,283,000 related to gains on sales and insurance settlement proceeds. Funds from operations (“FFO”), the widely accepted measure of performance for real estate investment trusts, was $77,414,000, or $3.20 per share/unit for 2005 compared to $70,025,000 or $3.00 per share/unit for the prior year, a 6.7% growth in annual FFO per share/unit. This is a record high FFO performance for the Company, and is 4 cents ahead of First Call’s estimate based on the revised upward guidance the Company issued on December 20, 2005.

For the fourth quarter of 2005, the Company reported net income available for common shareholders of $119,000, or $0.01 per common share, compared to net income available for common shareholders of $8,314,000 or $0.40 per common share for the same quarter of 2004. Results for the fourth quarter of 2005 include a loss from insurance settlement proceeds of ($116,000); results for the fourth quarter of 2004 include $8,653,000 related to gains on sales and loss on insurance settlement proceeds. FFO for the fourth quarter of 2005 was $19,872,000, or $0.81 per share/unit, a record high for any fourth quarter, compared to $18,124,000, or $0.77 per share/unit for the same quarter a year ago. Fourth quarter 2005 FFO includes a charge of ($344,000), for refinancing costs. This compares to a charge for refinancing costs of ($45,000) in the fourth quarter of 2004. A reconciliation of FFO to net income and an expanded discussion of the components of FFO can be found later in this release.

Highlights:

•	FFO results for the year of $3.20 per share/unit is the best performance in the company’s twelve-year history as a public company.
•	Total shareholder return for 2005 was 24.8% and represents the best performance among the Company’s multifamily REIT peers (excluding announced REIT buy-out transactions).
•	The Company reported very strong same-store growth of net operating income for the fourth quarter; the highest quarterly net operating income performance over the prior nine years.
•	Same store physical occupancy at year-end was 94.7%, up from 93.7% at the end of 2004.
•	Same store average rent per unit for the fourth quarter increased by 1.7% over the same period last year; the best performance since the fourth quarter of 2001.
•	The Company’s fixed charge coverage increased to 2.1 from 2.0 a year ago, and approximates the sector median of 2.2.
•	The Company completed the purchase of the upscale 250-unit Brier Creek Apartments in the Raleigh-Durham Research Triangle area on January 19, 2006 and announced plans for a 200-unit expansion.

Eric Bolton, Chairman and CEO said, “Operating results for the fourth quarter were strong and support our belief that Mid-America’s portfolio is poised to deliver improving internal growth. With the leasing environment quickly improving, and a number of enhancements to our operating platform successfully implemented, we expect to capture continued robust revenue growth. Because of the discipline maintained in protecting resident profile, pricing structure and the maintenance needs at our communities over the last three years of weak market conditions, Mid-America’s properties are very well positioned to take advantage of the increasing demand for apartment housing.”

Simon Wadsworth, Executive Vice-President and CFO said, “Fourth quarter results were at the high-end of revised guidance issued in December and significantly better than our original forecast for the quarter. In the fourth quarter we recorded a non-cash adjustment associated with prior year leasing concessions which increased same store revenues by $1.33 million. Without this adjustment, fourth quarter same store net operating income growth would have been reduced from 11.7% to 8.2%, compared to the same period a year ago. Additionally in the fourth quarter we recorded an $887,000 non-cash charge to amortize the cumulative cost of a long-term senior management incentive plan. Strong occupancy, improved performance in collections and our consistent focus on expense control all factored into the terrific results for the quarter. Our debt is just 46% of our total market capitalization, and 85% is fixed rate or otherwise hedged which places us in a strong financial position going into 2006.

“We are providing initial FFO guidance for 2006 of $3.18 to $3.32 per share/unit. Key assumptions in this guidance include same store net operating income growth of 3.5% to 4.5%, average interest cost of 5.5% and $170 million of acquisitions. We anticipate FFO in the range of $0.77 to $0.82 for the first quarter, $0.82 to $0.87 for the second quarter, $0.77 to $0.82 for the third quarter, and $0.79 to $0.84 for the fourth quarter. We’ll review our 2005 results and our 2006 forecast assumptions in more detail during our conference call and will post our prepared comments on our web-site.”

Supplemental data to this release can be found on the investors page of our web site at www.maac.net. The Company will host a conference call to further discuss fourth quarter results on Friday, February 3, 2006 at 9:15 AM Central Time. The conference call-in number is 866-206-7202 and the moderator’s name is Eric Bolton.

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 38,477 apartment units throughout the southeast and south central U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or (901) 435-5371. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

“Total Shareholder Return” is defined as market price appreciation plus dividends paid. Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions and/or dispositions, renovation and development opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, shortage of acceptable property acquisition candidates, changes in interest rates, real estate taxes, insurance costs, and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
Property revenues	$77,944	$68,551	$297,130	$267,202
Management and fee income, net	53	139	325	582
Property operating expenses	(31,772)	(29,091)	(123,716)	(112,748)
Depreciation	(19,421)	(17,592)	(75,050)	(68,653)
Property management expenses	(3,422)	(2,389)	(11,871)	(10,357)
General and administrative	(3,206)	(2,401)	(10,354)	(9,240)
Income from continuing operations before non-operating items	20,176	17,217	76,464	66,786
Interest and other non-property income	141	159	498	593
Interest expense	(15,214)	(13,619)	(58,751)	(50,858)
Gain (loss) on debt extinguishment	(327)	1,274	(409)	1,095
Amortization of deferred financing costs	(600)	(452)	(2,011)	(1,753)
Minority interest in operating partnership income	(442)	(846)	(1,571)	(2,264)
Income (loss) from investments in unconsolidated entities	(8)	(152)	65	(287)
Incentive fee from unconsolidated entity	-	-	1,723	-
Net gain (loss) on insurance and other settlement proceeds	(116)	(421)	749	2,683
Gain on sale of non-depreciable assets	-	-	334	-
Gain on dispositions within unconsolidated entities	-	3,249	3,034	3,249
Income from continuing operations	3,610	6,409	20,125	19,244
Discontinued operations:
Loss from discontinued operations	-	(14)	(113)	(197)
Asset impairment of discontinued operations	-	(200)	(243)	(200)
Net gain (loss) on insurance and other settlement proceeds of
discontinued operations	-	-	(25)	526
Gain on sale of discontinued operations	-	5,825	-	5,825
Net income	3,610	12,020	19,744	25,198
Preferred dividend distribution	(3,491)	(3,706)	(14,329)	(14,825)
Net income available for common shareholders	$119	$8,314	$5,415	$10,373

Weighted average common shares - Diluted	21,995	20,969	21,607	20,652
Net income (loss) per share available for common shareholders	$0.01	$0.40	$0.25	$0.50

FUNDS FROM OPERATIONS (in thousands except per share data)

Net income	$3,610	$12,020	$19,744	$25,198
Addback: Depreciation of real estate assets	19,076	17,262	73,704	67,302
Subtract: Net gain on insurance and other settlement proceeds	(116)	(421)	749	2,683
Subtract: Gain on dispositions within unconsolidated entities	-	3,249	3,034	3,249
Subtract: Net gain (loss) on insurance and other settlement
proceeds of discontinued operations	-	-	(25)	526
Addback: Depreciation of real estate assets
of discontinued operations (1)	-	-	-	681
Subtract: Gain on sale of discontinued operations	-	5,825	-	5,825
Addback: Depreciation of real estate assets
of unconsolidated entities	119	355	482	1,688
Subtract: Preferred dividend distribution	3,491	3,706	14,329	14,825
Addback: Minority interest in operating partnership income	442	846	1,571	2,264
Funds from operations	19,872	18,124	77,414	70,025
Recurring capex	(3,733)	(2,275)	(15,676)	(12,966)
Adjusted funds from operations	$16,139	$15,849	$61,738	$57,059

Weighted average common shares and units - Diluted	24,588	23,612	24,227	23,316
Funds from operations per share and unit - Diluted	$0.81	$0.77	$3.20	$3.00
Adjusted funds from operations per share and unit - Diluted	$0.66	$0.67	$2.55	$2.45

(1) Amounts represent depreciation taken before communities classified as discontinued operations.

CONSOLIDATED BALANCE SHEETS (in thousands)

		December 31,	December 31,
		2005	2004
Assets
Real estate assets
Land		$179,523	$163,381
Buildings and improvements		1,740,818	1,625,194
Furniture, fixtures and equipment		46,301	41,682
Capital improvements in progress		4,175	6,519
Accumulated depreciation		(473,421)	(399,762)
Land held for future development		1,366	1,366
Commercial properties, net		7,345	7,429
Investments in and advances to real estate joint ventures		4,182	14,143
Real estate assets, net		1,510,289	1,459,952
Cash and cash equivalents		14,064	9,133
Restricted cash		5,534	6,041
Deferred financing costs, net		15,338	16,365
Other assets		20,181	16,837
Goodwill		5,051	5,400
Assets held for sale		-	8,579
Total assets		$1,570,457	$1,522,307

Liabilities and Shareholders' Equity
Liabilities
Notes payable		$1,140,046	$1,083,473
Accounts payable		3,278	767
Accrued expenses and other liabilities		28,380	43,381
Security deposits		6,429	5,821
Liabilities associated with assets held for sale		-	164
Total liabilities		1,178,133	1,133,606
Minority interest		29,798	31,376
Series G cumulative redeemable preferred stock		-	10,000
Shareholders' equity
Series F cumulative redeemable preferred stock		5	5
Series H cumulative redeemable preferred stock		62	62
Common stock		220	209
Additional paid-in capital		671,885	634,520
Other		(2,422)	(3,252)
Accumulated distributions in excess of net income		(314,352)	(269,482)
Accumulated other comprehensive income (loss)		7,128	(14,737)
Total shareholders' equity		362,526	347,325
Total liabilities and shareholders' equity		$1,570,457	$1,522,307

SHARE AND UNIT DATA (in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004

Weighted average common shares - Basic	21,782	20,612	21,405	20,317
Weighted average common shares - Diluted	21,995	20,969	21,607	20,652
Weighted average common shares and units - Basic	24,375	23,255	24,025	22,981
Weighted average common shares and units - Diluted	24,588	23,612	24,227	23,316
Common shares at December 31 - Basic	22,048	20,857	22,048	20,857
Common shares at December 31 - Diluted	22,265	21,226	22,265	21,226
Common shares and units at December 31 - Basic	24,574	23,492	24,574	23,492
Common shares and units at December 31 - Diluted	24,792	23,861	24,792	23,861

NON-GAAP FINANCIAL DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, minority interest in Operating Partnership income, gain on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

The Company believes that FFO is helpful in understanding the Company's operating performance in that FFO excludes depreciation expense of real estate assets. The Company believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

While the Company has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation in response to the SEC's Staff Policy Statement relating to EITF Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, the Company believes that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures.
As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.